UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: May 13 , 2003

Hawaiian Electric Industries, Inc.

(Exact Name of Registrant as Specified in Its Charter)

1-8503	99-0208097
(Commission File Number)	(I.R.S. Employer Identification No.)

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 93813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (808) 543-5662

None

(Former name or former address, if changed since last report.)

Item 5. Other Events

ASB Realty Corporation

In March 1998, American Savings Bank, F.S.B. (ASB) formed a subsidiary, ASB Realty Corporation, which elects to be taxed as a real estate investment trust. This reorganization has reduced Hawaii bank franchise taxes, net of federal income taxes, of HEI Diversified, Inc. (HEIDI, a wholly-owned subsidiary of HEI and the parent company of ASB) and ASB by $1 million for the three months ended March 31, 2003 and $17 million for prior years. ASB has taken a dividends received deduction on dividends paid to it by ASB Realty Corporation in the bank franchise tax returns filed in 1999 through 2002. The State of Hawaii Department of Taxation has challenged ASB’s position and has issued notices of tax assessment for tax years 1999, 2000 and 2001 (based on 1998, 1999 and 2000 net income). The aggregate amount of tax assessments is approximately $14 million (or $9 million, net of income tax benefits) for tax years 1999 through 2001, plus interest of $3 million (or $2 million, net of income tax benefits) through March 31, 2003. The interest on the tax is accruing at a simple interest rate of 8%. Although not yet assessed, the potential bank franchise tax liability for 2002 and the first quarter of 2003 if ASB’s tax position does not prevail is $7 million (or $5 million, net of income tax benefits), plus interest of $0.5 million (or $0.3 million, net of income tax benefits) through March 31, 2003. ASB has not paid or provided for Hawaii bank franchise taxes (related to this dividend received deduction issue) for tax years 1999 through 2002 and the first quarter of 2003.

In October 2002, ASB filed an appeal with the State Board of Review, First Taxation District (Board). The Board heard ASB’s case on May 13, 2003, and the Board orally held in favor of the Department of Taxation and is expected to issue its written decision soon. Under Hawaii law, ASB must pay the taxes assessed plus interest ($17 million) within 30 days from the issuance of the Board’s decision. ASB will appeal this decision by filing a notice of appeal with the Hawaii Tax Appeal Court. ASB believes that its tax position is proper and the payment of the assessed bank franchise taxes and interest will be treated like a deposit and will not affect earnings at this time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWAIIAN ELECTRIC INDUSTRIES, INC. (Registrant)

/s/ CURTIS Y. HARADA
Curtis Y. Harada Controller (Principal Accounting Officer of HEI)

Date: May 16, 2003

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